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                                  Exhibit 99.1


                          ***FOR IMMEDIATE RELEASE***

          BOSTON LIFE SCIENCES TO BEGIN CLINICAL TRIALS WITH ALTROPANE


Boston, MA - January 13, 1997 --Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that the Company had filed its Investigational New Drug (IND) application for Altropane/TM/, and would initiate its corporate Phase I/II clinical trial within the next few weeks.

"Based on the exciting and encouraging results from our Physician's Sponsored Phase I/II study at the Mass. General Hospital last year, we have now planned an accelerated clinical development program. Our objective is to complete our Phase I/II and Phase III trials and, contingent upon prompt patient enrollment and satisfactory clinical results, to file for marketing approval before the end of 1997", stated Marc Lanser MD, Chief Scientific Officer of BLSI. Dr. Lanser further stated that the Company had already begun preliminary discussions with several potential manufacturing, distribution, and marketing partners.

BLSI is engaged in the research and development of novel treatments for cancer, autoimmune diseases, and central nervous system disorders. BLSI's products in clinical trials or in pre-clinical development include the above-mentioned Altropane; an anti-angiogenesis factor for the treatment of solid tumors; Axogenesis Factor 1 (AF-1), a novel central nervous system growth factor; THERAFECTIN/(R)/ for the treatment of Rheumatoid Arthritis; and two transcription factors to control the expression of molecules associated with autoimmune disease and allergies.

For additional information contact:

Marc E. Lanser, MD
Chief Scientific Officer
617-425-0200

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